FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.
SUPPLEMENT NO. 3 DATED JUNE 22, 2018
TO THE PROSPECTUS DATED JULY 3, 2017
This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated July 3, 2017, as supplemented by Supplement No. 1 dated April 27, 2018 and Supplement No. 2 dated May 16, 2018. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose upcoming changes in selling prices.
Upcoming Changes in Selling Prices
We expect to announce an estimated NAV per share, as established by our board of directors, on June 29, 2018. In connection with establishing an estimated NAV per share, our board of directors will approve updated selling prices for new purchases of common stock in this offering. These updated selling prices will be effective July 2, 2018, immediately following our announcement of our estimated NAV per share. Subscriptions received in good order on or before June 29, 2018 will be processed at the currently effective offering prices and subscriptions received after such date will be processed at the updated offering prices announced on June 29, 2018, in each case subject to discounts that may be available for some categories of investors.
The updated selling prices of shares of common stock to be sold in this offering will be determined by adding certain offering costs to the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2018. As such, the selling price of our shares will not be a statement of our net asset value per share as the updated selling prices also will take into consideration the costs and expenses associated with raising capital in this offering. Moreover, the valuation methodologies used to establish the NAV component of our updated offering price will be based upon a number of estimates and assumptions that may not be accurate or complete. Our board of directors may adjust the selling prices of our shares during the course of this offering.
Upon our announcement of an estimated NAV per share, the purchase price under our distribution reinvestment plan and the redemption prices under our share redemption program will be adjusted consistent with the terms of the respective plans, as disclosed in our prospectus as supplemented.